UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
           12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 333-179118


                              CYNK TECHNOLOGY CORP.
             (Exact name of registrant as specified in its charter)

            The Matalon, Coney Drive, Suite 400, Belize City, Belize
                                  800-972-6017
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)     [ ]
               Rule 12g-4(a)(2)     [ ]
               Rule 12h-3(b)(1)(i)  [ ]
               Rule 12h-3(b)(1)(ii) [ ]
               Rule 12h-3(b)(2)     [ ]
               Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice date:
Thirty

Pursuant to the requirements of the Securities Exchange Act of 1934, Cynk Technology Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    CYNK TECHNOLOGY CORP.


Date: April 10, 2014                By: /s/ Marlon Sanchez
                                       -----------------------------------------
                                    Name:  Marlon Sanchez
                                    Title: President and Chief Executive Officer